Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EDIFY ACQUISITION CORP.

Edify Acquisition Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is Edify Acquisition Corp. The corporation was originally incorporated pursuant to the DGCL on September 30, 2020.

2.	The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 2020 and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was January 14, 2021, as further amended on December 22, 2022 and on July 20, 2023 (the “Amended and Restated Certificate of Incorporation”).

3.	The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(c) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

“(c) In the event that the Corporation has not consummated an initial Business Combination within 36 months from the date of the closing of the Offering (the “Combination Period”), upon the Corporation’s or Sponsor’s request, the Corporation may extend the Combination Period by one month each time on up to six occasions (each, an “Extension”), but in no event to a date later than July 20, 2024 (or, in each case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open); provided that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.”

4.	That thereafter, said amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this day of January 19, 2024.

/s/ Morris Beyda
Name:	Morris Beyda
Title:	Chief Financial Officer